EXHIBIT 10.1

AMERIGAS PROPANE, INC.

DESCRIPTION OF COMPENSATION ARRANGEMENT

FOR

ANN P. KELLY

Ann P. Kelly will become Vice President – Finance and Chief Financial Officer of AmeriGas Propane, Inc., the general partner of AmeriGas Partners, L.P, effective February 11, 2019.  Ms. Kelly will have an oral compensation arrangement with AmeriGas Propane, Inc., which will include the following:

Ms. Kelly:

1.	is entitled to an annual base salary, which for fiscal year 2019 will be $325,000;
2.

will participate in AmeriGas Propane, Inc.’s annual bonus plan, with bonus, if any, pro-rated for fiscal year 2019 and payable based on the achievement of pre-approved financial and/or business performance objectives that support business plans and strategic goals;

3.	will participate in AmeriGas Propane, Inc.’s long-term compensation plan, the 2010 Long-Term Incentive Plan, and UGI Corporation’s 2013 Omnibus Incentive Compensation Plan;
4.	will receive cash benefits upon termination of her employment without cause following a change in control of UGI Corporation; and
5.

will participate in AmeriGas Propane, Inc.’s benefit plans, including the AmeriGas Propane, Inc. Senior Executive Employee Severance Plan, and the AmeriGas Propane, Inc. Supplemental Executive Retirement Plan.